Exhibit 99.1

Contact:
Global Logistics Acquisition Corp.	Brainerd Communicators, Inc.
Gregory E. Burns	Jeff Majtyka/Brad Edwards (Investors)
President, CEO	Jenna Focarino (Media)
(646) 495-5094	(212) 986-6667

Global Logistics Acquisition Corporation Announces Adjournment of Special

Meeting of Stockholders

Meeting to Resume on Friday, February 8, 2008

New York, NY, February 7, 2008 – Global Logistics Acquisition Corporation (AMEX:GLA; GLA.U; GLA.WS) (“GLAC”) announced today that its special meeting in lieu of annual meeting of stockholders that took place on February 7, 2008 at 10:00 a.m. Eastern, has been adjourned. The special meeting will resume on Friday, February 8, 2008 at 2:00 p.m. Eastern and will take place at the offices of Graubard Miller, GLAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

About The Clark Group

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

About Global Logistics Acquisition Corporation

Global Logistics Acquisition Corporation, a publicly traded acquisition corporation, is focused solely on acquiring privately held transportation and logistics companies. It raised net proceeds of approximately $88 million through its initial public offering in February 2006 led by BB&T Capital Markets and EarlyBirdCapital, Inc. Please visit www.glacteam.com for more information.